                                                                    EXHIBIT 23.1




The Board of Directors
Central Parking Corporation and Subsidiaries


We consent to the inclusion of our report dated February 4, 1998 with respect to the consolidated balance sheet of Kinney System Holding Corp. and subsidiaries as of September 30, 1997, and the related consolidated statements of earnings and retained earnings and cash flows for the nine months then ended, which report appears in the Form 8-K of Central Parking Corporation and Subsidiaries.


                                                       KPMG Peat Marwick LLP




New York, New York
February 12, 1998